Exhibit 10.6
EMPLOYMENT AGREEMENT
     THIS AGREEMENT made and entered into effective as of the 1st day of January, 2006, by and between JOHN CATANZARITA residing at 402 Sedgwick Drive, Syracuse, NY 13203 (the “Employee”) and ONEIDA CONSULTING GROUP, INC., a New York Corporation with its principal office at 182 Main Street, Oneida, New York (the “Corporation”).
RECITALS
     WHEREAS, Oneida Savings Bank (the “Bank”) has assigned all right, title and interest in, to and under the Asset Purchase Agreement by and among BCG, LLC, Thomas J. Bader, Jerome A. Lindberg, John F. Catanzarita, Donald J. Abernethy, James R. Mersfelder and Pamela S. Stobnicke dated June 28, 2006 and it (the “Asset Purchase Agreement”) to the Corporation by an Assignment and Assumption Agreement effective the 28th day of June, 2006; and
     WHEREAS, the Corporation has purchased certain assets of BCG, LLC, and Employee, pursuant to the Asset Purchase Agreement, has agreed to enter into a Covenant Not to Compete or Disclose in connection with such sale and to be employed by Corporation; and
     WHEREAS, Corporation desires to obtain the services, skills and experience of Employee and Employee desires to render services on behalf of Corporation under the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises contained herein, it is agreed by and between the parties as follows:
     1. EMPLOYMENT.
          Corporation, hereby employs Employee as an officer of the Corporation, and Employee hereby accepts such employment with Corporation and agrees to serve upon the terms and conditions hereinafter set forth. The Employee shall render administrative, management, and production services as are customarily performed by persons situated in similar capacities, and shall have such other powers and duties as the Board of Directors may reasonably prescribe from time to time, and as are set forth in Paragraph 4 hereof.
     2. TERM.
          The term of this Agreement shall be for a period of five (5) years commencing as of January 1, 2006, at 12:01 a.m. (“Commencement Date”), unless Employee’s employment terminates prior thereto, as provided in Paragraphs 6 and 7. Thereafter, this Agreement shall be renewed automatically for successive periods of one (1) year unless either party shall give the other at least sixty (60) days prior written notice of its intent not to renew, whereupon it shall terminate as of the expiration of the then existing term. Any renewal terms shall also be subject to termination as provided in Paragraph 6 and 7.
     3. COMPENSATION.
          3.1. Compensation. As compensation for his/her services to the Corporation during the term of this Agreement, the Corporation will pay to the Employee the base salary set forth on Exhibit “A” annexed hereto. Such compensation shall be payable in accordance with the Corporation’s normal payroll procedures.
          3.2. Club Memberships. Club memberships, dues and similar privileges relating to general business relations and development will be provided in a manner consistent with other senior executives of the Corporation and the Bank and/or as otherwise determined and approved by the Board of Directors of the Corporation.
          3.3 Expenses. The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to the

Corporation, provided that the Employee accounts for such expenses as required under such policies and procedures.
          3.4. Benefits. The Employee shall participate in such plans relating to pension, thrift, profit-sharing, group life and disability insurance, medical and dental coverage, education, cash bonuses, and other retirement or employee benefits or combinations thereof as shall be determined in the discretion of the Board of Directors which benefit plans and programs may be modified from time to time in the discretion of the Board of Directors. Employer will give Employee credit for prior service with BCG, LLC and its predecessors for purposes of determining eligibility to participate in Employer’s benefit plans, but not for vesting purposes under The Oneida Savings Bank Employee Stock Ownership Plan. The benefits to which Employee shall be entitled as of the date of this Agreement are set forth in the Oneida Financial Employee Handbook (revised 2005) (the receipt of which is hereby acknowledged).
          3.5. Vacation. The Employee shall be entitled to annual paid vacation in accordance with the policies established by the Corporation’s Board of Directors for similarly situated employees, from time to time at such times and upon such conditions as the Board of Directors of the Corporation may determine in its discretion, but in all events Employee will be entitled to a minimum of six (6) weeks vacation.
     4. DUTIES AND RESPONSIBILITIES.
          4.1. So long as he is employed hereunder, Employee agrees to provide services relating to the employee benefits and human resources products and services offered from time to time by the Corporation in the manner described in Subparagraph 4.3 and to perform general management and administrative responsibilities and any other duties reasonably assigned by Corporation, including, but not limited to, appropriate activities to maintain and improve

Corporation’s reputation in the community and the consulting, pension, insurance and financial services industries. Employee shall perform all duties in accordance with Corporation standards and guidelines.
          4.2. All funds, included but not limited to, commissions, premiums, fees and charges on all consulting, insurance and financial services and products business transacted through the efforts of Employee shall be invoiced to the insured or purchaser by Corporation or any provider it represents. All checks or bank drafts received by the Employee from a purchaser shall be made payable to Corporation or any provider company it represents; and all premiums and fees shall be collected by Employee in name of and on behalf of Corporation.
          4.3. Except as otherwise provided herein, so long as Employee is employed hereunder, Employee shall faithfully execute, to the best of his ability, the duties set forth in Paragraphs 1 and 4 and devote his substantially full business time and use his ability and influence to promote the Corporation’s success. The foregoing is not intended to restrict the passive investment activities of Employee. All consulting, insurance and financial services and products business transacted through the efforts of Employee shall, be the sole property of Corporation and Employee shall have no right to share in any commission or fees resulting from such business, except as may be specifically provided hereby.
     5. DISABILITY.
          Determination of disability and payment of salary and other benefits during the period thereof shall be pursuant to the policy of the Corporation as established from time to time by the Board of Directors as more fully set forth in Paragraph 3.4 hereof.
     6. TERMINATION.
          This Agreement shall terminate upon the occurrence of any of the following:

          (a) The death of the Employee;
          (b) The disability of the Employee which renders him unable to perform his duties hereunder for a period of at least twelve (12) consecutive months or for any accumulated period of eighteen (18) months within any three (3) year period. For purposes hereof, the Employee shall be deemed to be disabled when any insurance carrier carrying disability income insurance for the Employee shall determine under its policy that the Employee is totally disabled;
          (c) The written agreement of the parties hereto;
          (d) Pursuant to the provisions regarding notice and term set forth in Paragraph 2;
          (e) Termination for Cause. Corporation shall have the right to terminate this Agreement upon five days prior written notice, in the event Corporation discharges Employee for “Cause.” For purpose of this Agreement, “Cause” shall mean, (i) Employee’s professional license(s) (any or all) shall have been revoked or suspended (as to the latter, unless solely caused by administrative error) by the State of New York or any applicable federal regulator, (ii) Employee is convicted of, pleads guilty to, any act of fraud, misappropriation or embezzlement or to any felony, (iii) Employee has engaged in a dishonest act to the damage or detriment of Corporation or (iv) Employee otherwise fails to comply with the terms of this Agreement and, after written notice from Corporation of such failure, Employee at any time thereafter again falls to comply with such terms. Upon receipt of written notice hereunder, Employee shall cease rendering services on behalf of Corporation and shall have no authority to bind, the Corporation as a result of any subsequent actions.
     7. EFFECT OF TERMINATION.
          (a) As of the effective date of the termination of this Agreement, the Corporation shall have no further obligation to pay any further salary to the Employee hereunder (except the annual salary shall be prorated to the date of termination) or any other benefits hereunder (except for benefits earned prior to the effective date of the termination), and the Employee shall have no further obligation to perform his duties and responsibilities hereunder, other than the covenant not to compete contained in Paragraph 8 hereof.
          (b) Employee acknowledges and agrees that all client accounts are owned by Corporation and all accounts obtained by Employee during his or her employment shall be Corporation accounts and all expiration lists, renewals, customer lists and records related thereto are and shall be the sole property of Corporation. Upon termination of Employee’s employment, for any reason whatsoever, with or without Cause, such customer accounts, expiration lists, renewals, customer lists and records shall continue to remain the property of Corporation.
8.	COVENANTS AGAINST DISCLOSURE OF SECRET AND/OR CONFIDENTIAL INFORMATION AND COMPETITION.
          Employee represents and acknowledges that in the course of his or her employment with Corporation he or she will become familiar with Collective Confidential Information, as defined in the Covenant Not to Compete or Disclosure and in the Asset Purchase Agreement of Corporation and/or its affiliates or subsidiaries (hereinafter referred to as “Affiliates”), all of which Confidential Information is hereby acknowledged by Employee to be the exclusive property of Corporation and its Affiliates and therefore, Employee hereby covenants and agrees as follows:
          (a) He or she shall not, during the period of his or her employment by Corporation or at any time thereafter, disclose to any person, firm or corporation, nor shall he or she use for any purpose whatsoever, except as directed by Corporation or disclosed in the ordinary course of business of Corporation, any Collective Confidential Information; provided, however, that this limitation shall not apply to any Collective Confidential Information which is required to be disclosed by law or by judicial process or which becomes generally available to the public other than through a breach by Employee of his obligations hereunder.
          (b) Upon the termination, for any cause whatsoever, of his or her employment by Corporation, Employee shall return and deliver forthwith to Corporation any and all papers, books, records, documents, memoranda and manuals, including copies thereof, whether paper, electronic, magnetic or other, belonging to Corporation or its Affiliates; further, he or she shall not retain or remove any Collective Confidential Information of any type or description without the express written consent of Corporation.
          (c) In the event of the termination of his or her employment (excepting an affirmative termination by Employer without Cause taking effect during and thereby shortening Employee’s currently effective term), by the Corporation, Employee covenants and agrees that he or she will not for a period of two (2) years from the date of such termination (the “Noncompete Period”), directly or indirectly, in any manner whatsoever, sell, provide, or assist. in the provision of consulting, insurance, financial products and/or services located within a 75 mile radius of the City of Syracuse or directly or indirectly solicit or accept as a customer for the purpose of providing any type of consulting, insurance or financial products or services, any person, corporation, limited liability company, municipality and/or any other person or entity who was a customer of the Corporation at the time of termination during the Noncompete Period set forth in this subsection. For purposes of this subsection, the term “consulting, insurance, financial products or services business” is defined as any such business that Corporation and/or Affiliates is providing, writing, procuring or negotiating at the time of Employee’s termination.
          (d) If a judicial determination is made that any of the provisions of this Paragraph 8 constitutes an unreasonable or otherwise unenforceable restriction against Employee, the provisions of this Paragraph 8 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereto hereby agree that any judicial authority construing this Agreement shall be empowered to alter the substantive and geographic scope, sever any prohibited business activities from the coverage of this Paragraph 8, to reduce the duration of the Noncompete Period and to apply the provisions of this Paragraph 8 to the remaining business activities not to be so altered or severed by such judicial authority and to the duration of the Noncompete Period as reduced by judicial determination.
          (e) Any breach or threatened breach by Employee of paragraphs (a), (b) and/or (c) of this Paragraph 8 will irreparably injure Corporation and that any remedy at law for any breach or threatened breach by Employee of the provisions contained in paragraphs (a), (b) and/or (c) of this Paragraph 8 shall be inadequate, and that the Corporation shall be entitled to injunctive relief in addition to any other remedy it might have under this Agreement or at law or in equity. Employee further agrees that the grant of such injunctive relief and the enforcement of the terms of this Agreement shall not deprive him or her of his or her ability to earn a living.
          (f) Nothing herein shall be construed to limit the protections afforded Corporation under the separate Covenant Not to Compete or Disclose, and in the event of conflict of provisions, that providing the greater protection to Corporation shall prevail.
     9. GOVERNING LAW.
          The terms of this Agreement shall be governed by the laws of the State of New York.
     10. NOTICE.
          For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Corporation at its home office, to the attention of the Board of Directors with a copy to the Secretary of the Corporation, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Corporation.
     11. NON-WAIVER CLAUSE.
          The waiver by either party of any breach of any provision of this Agreement by the other shall not be construed as a waiver of any subsequent breach by the other or as a waiver of any other clause of this Agreement.
     12. ASSIGNMENT.
          This Agreement may not be assigned by the Employee or the Corporation, but it shall inure to the benefit of and shall be binding upon the heirs and legal representatives of the Employee and upon the successors of the Corporation.
     13. ENTIRE AGREEMENT.
          This Agreement contains the entire understanding between the parties concerning the employment of the Employee by the Corporation and may not be changed or terminated except by an agreement in writing signed by both parties.
     14. SEVERABILITY.
          The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
     15. ARBITRATION.
          In case any disagreement difference or controversy shall arise between the

Employee, his heirs or legal representatives, on the one hand, and the Corporation on the other hand, with respect to any matter in relation to or arising out of or under this Agreement, whether as to the construction or operation thereof, or the respective rights and liabilities of the Employee or the Corporation, and the parties to the controversy cannot mutually agree thereon for a period of thirty (30) days, then such disagreement, difference or controversy shall be determined by arbitration as follows: the parties shall mutually agree upon a single arbitrator. If they are unable to agree on a single arbitrator, each party shall select an arbitrator. Both of such arbitrators so chosen shall select a third arbitrator. The power hereby given to the arbitrators shall not terminate or be revoked by the death of the Employee and the arbitrators shall proceed with the arbitration notwithstanding such death. Any award made by a majority of the arbitrators shall be final, binding and conclusive upon the parties and those claiming under them. The arbitrators shall have no power to make any award inconsistent with or contrary to the terms and provisions of this Agreement. The costs and expenses of any arbitration shall be borne and paid as the arbitrators shall, by their award, direct.
     16. SOURCE OF PAYMENTS.
          All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Corporation. The Bank, however, guarantees payment and provision of all amounts and benefits due hereunder to Employee and, if any such amounts and benefits are not timely paid or provided by the Corporation, such amounts and benefits shall be paid or provided by the Bank.

     IN WITNESS WHEREOF, the parties have set their hands effective on the date first above written.

ONEIDA CONSULTING GROUP, INC.

/s/ Kathleen Smith	By:	/s/ John Haskell

Witness		Title: President

/s/ Kathleen Smith		/s/ John F. Catanzarita

Witness		JOHN CATANZARITA, Employee

ONEIDA SAVINGS BANK

By:	/s/ Kathleen Smith	By:	/s/ Michael R. Kallet

	Witness		Title: President

Exhibit A
Employment Agreement
Compensation, Paragraph 3.1
          Base salary of not less than One Hundred Twenty Two Thousand Five Hundred and 00/100 Dollars ($122,500.00) per year. Such amount may be increased by the Board of Directors in its sole discretion.

COVENANT NOT TO COMPETE OR DISCLOSE
     This Agreement, effective the 1st day of January, 2006, between JOHN CATANZARITA, residing at 402 Sedgwick Drive, Syracuse, NY 13203 (hereinafter referred to as “Member”) and ONEIDA CONSULTING GROUP, INC., a New York Corporation having its principal place of business at 182 Main Street, Oneida, New York (hereinafter referred to as “Buyer”).
     Whereas, Oneida Savings Bank has assigned all right, title and interest in, to and under the Asset Purchase Agreement (the “Agreement”) by and among BCG, LLC, Thomas J. Bader, Jerome A. Lindberg, John F. Catanzarita, Donald J. Abernethy, James R. Mersfelder and Pamela S. Stobnicke dated June 28, 2006 to Buyer by an Assignment and Assumption Agreement effective the 28th day of June, 2006; and
     Whereas, BCG, LLC owns and certain members of BCG, LLC, including Member hereunder, previously have owned all of the stock and/or membership interests in Retirement Income Services, Inc., Benefit Consulting Group, LLC, Executive Advisory Group, LLC and Asset Management Strategies, Inc. (hereinafter “Related Entities”); and
     Whereas, the Buyer has purchased certain assets of BCG, LLC (including assets owned or formerly owned by BCG, LLC’s Related Entities) and Member, pursuant to the Agreement, has agreed to enter into a Covenant Not to Compete or Disclose in connection with such sale and to be employed by Buyer; and
     Whereas, Member has entered into an Employment Agreement with Buyer dated as of January 1, 2006, under the terms of which Member shall be employed by Buyer (the “Employment Agreement”).
     Now, Therefore, for good consideration, the parties agree as follows:
     1. Member represents and acknowledges that in the course of his ownership of interests in BCG, LLC and BCG, LLC’s Related Entities, he (i) has had the opportunity to become familiar with Confidential Information (as defined in the Agreement) of BCG, LLC and such Related Entities, including, but not limited to the identities of clients, providers of products and services, key contacts, costs, markets, fees and commissions, information regarding products and services provided to or relating to clients or Active Prospective clients (as defined in the Agreement), all of which is hereby acknowledged by Member to have been transferred to and have become the exclusive property of Buyer as of the Effective Date (as defined in the Agreement), and together with like information acquired subsequent to the Effective Date in the operation of the Seller Business (as defined in the Agreement) and/or the Buyer’s business, is hereinafter collectively referred to as “Collective Confidential Information”, and (ii) has realized a substantial benefit from the purchase of the Acquired Assets (as defined in the Agreement) of BCG, LLC by Buyer and therefore, Member hereby covenants and agrees as follows:
          (a) He shall not disclose to any person, firm or corporation, nor shall he use for any purpose whatsoever, except as approved by Buyer, any of the Collective Confidential Information; provided, however, that this limitation shall not apply to any Collective Confidential Information which is required to be disclosed by law or by judicial process or which becomes available to the public other than a result of a breach by Member of his obligations hereunder.
          (b) Member represents he has not retained any papers, books, records, documents, memoranda and manuals, including copies thereof acquired by the Buyer.
          (c) Member covenants and agrees that he will not for a period of two (2) years from the date of his termination of employment under the Employment Agreement (excepting an affirmative termination by Employer without Cause taking effect during and thereby shortening Employee’s currently effective term under the Employment Agreement) (the “Noncompete Period”).
     (i) except on behalf of Buyer pursuant to the Employment Agreement, directly or indirectly, in any manner whatsoever, sell, provide, or assist in the provision of consulting, insurance, financial products and/or services located within a 75 mile radius of the City of Syracuse or directly or indirectly solicit or accept as a customer for the purpose of providing any type of consulting, insurance or financial products or services, any person, corporation, limited liability company, municipality and/or any other person or entity who was a customer of BCG, LLC and Related Entities at the time of the transfer or of Buyer during the Noncompete Period set forth in this subsection or was an Active Prospective Client;
     (ii) additionally, Member covenants and agrees that during the Noncompete Period he will not (A) be employed by or own a consulting, insurance agency or other business competitive with Buyer in the consulting, insurance and/or financial services business, individually or as a shareholder, member of a limited liability company or partner, except as may be authorized by Buyer in advance; (B) divert business from or interfere with the goodwill acquired by Buyer; (C) aid or assist anyone in soliciting, attempting to obtain or accepting such business of any nature; or (D) act or serve as an advisor, consultant, or risk manager, paid or unpaid, with respect to such business;
     (iii) hire or solicit any employee of Buyer or encourage or induce any employee to leave employment with the Buyer; or
     (iv) solicit, induce or influence any supplier of the Buyer to discontinue or reduce its relationship with Buyer.
          (d) If a judicial determination is made that any of the provisions of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against Member, the provisions of this Agreement shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereto hereby agree that any judicial authority construing this Agreement shall be empowered to alter the substantive and geographic scope, sever any prohibited business activities from the coverage of this Agreement, to reduce the duration of the Noncompete Period and to apply the provisions of this Agreement to the remaining business activities not to be so altered or severed by such judicial authority and to the duration of the Noncompete Period as reduced by judicial determination.

          (e) Any breach or threatened breach by Member of Paragraphs 1(a), (b) and/or (c) of this Agreement will irreparably injure the Buyer and that any remedy at law for any breach or threatened breach by Member of the provisions contained in Paragraphs 1(a), (b) and/or (c) of this Agreement shall be inadequate, and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it might have under this Agreement or at law or in equity. Member further agrees that the grant of such injunctive relief and the enforcement of the terms of this Agreement shall not deprive him or her of his or her ability to earn a living.
     2. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors, heirs, executors, administrators and assigns.
     3. This Agreement has been entered into and shall be construed in accordance with the laws of the State of New York.
     4. This Agreement may be amended only by written agreement signed by the parties hereto.
     5. Member acknowledges that he has completely read and fully understands each of the terms and provisions of this Agreement and that he has executed this Agreement based on his own judgment, of his own free will, and without reliance upon any statement or representation of others not specifically set forth in writing or specifically referred to in this Agreement. Member further acknowledges that he has been provided the opportunity to review this Agreement with counsel of his own choosing at his own expense and has .reviewed the same with such counsel prior to executing the same. Member also further acknowledges and agrees that the terms hereof (1) are no greater than are required for the protection of the legitimate interest of the Buyer (including but not limited to the protection of the goodwill acquired by Buyer, as well as the goodwill developed during the period of service by Member to Buyer under the Employment Agreement), (2) do not impose undue hardship on the Member, and (3) are not injurious to the public (including by reason of there being adequate availability of consulting, insurance and financial service products from other providers in competition with Buyer).
[Rest of Page Intentionally Left Blank; Signature Page Follows]

     In Witness Whereof, the parties have executed this Agreement effective on the day and year first above written.

/s/ John R. Catanzarita
John Cantanzarita, Member

Oneida Consulting Group, Inc., Buyer
By:	/s/ John Haskell

State of New York        )
County of Madison       )       ss.:
          On the 28th day of June in the year Two Thousand Six before me, the undersigned, a Notary Public in and for said State, personally appeared John Catanzarita, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Kathleen A. Smith
Notary Public – State of New York
Appointed in Oneida County My Commission Expires: 8/20/2006

State of New York        )
County of Madison       )       ss.:
          On the 28th day of June in the year Two Thousand Six before me, the undersigned, a Notary Public in and for said State, personally appeared John Haskell personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Kathleen A. Smith
Notary Public – State of New York
Appointed in Oneida County My Commission Expires: 8/20/2006